Exhibit 99.3

Addendum No. 5 to

Contract No. 840/08625142/25/158-15 dtd. 2015.12.07

Date of signature:

THE SELLER

Joint Stock Company «Isotope»,

(JSC «Isotope»)

Pogodinskaya str., 22, Moscow, 119435, Russia.

Phone: +7(499) 245-01-18, 245-13-81.

THE BUYER

The Company IsoRay Medical Inc.

350 Hills Street, Suite 106

Richland, WA 99354-5411 USA

THE BUYERS and THE SELLERS have mutually agreed about the following:

1.

The total activity of the lot supplied during the week April 16 - April 22, 2018 will not exceed [**] Ci (total activity of the lot is established in accordance with the calibration date provided in the Buyers written order set to 12:00 p.m. (noon) Pacific Standard Time.)

2.	The price of the Goods supplied during the week April 16 - April 22, 2018 will be [**] USD per 1Ci.

Total amount of the contract remains the same.

The present addendum is the integral part of contract 840/08625142/25/158-15 and may be signed by E-mail.

All other terms and conditions are in accordance with Contract No. 840/08625142/25/158-15, Appendices 1 and 2, Addenda 1, 2, 3, 4.

THE SELLER	THE BUYER

/s/ Marina Nefedova	/s/ William Cavanagh
Marina Nefedova	William Cavanagh
General Director	COO
JSC Isotope	IsoRay Medical
17 April 2018